Exhibit 99.1
Supplemental Financial Data WESCO First Quarter 2010 MAY 6, 2010

Safe Harbor Statement Note: All statements made herein that are not historical facts should be considered as "forward- looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, debt level, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in detail in Form 10-K for WESCO International, Inc. for the year ended December 31, 2009 and any subsequent filings with the Securities & Exchange Commission. Any numerical or other representations in this presentation do not represent guidance by management and should not be construed as such.

LADD Background: LADD, a former division of Carlton Bates, is the U.S. distributor for Deutsch Engineered Connecting Devices, Inc. Prior to 2008, LADD was solely owned by WESCO. In the first quarter of 2008, WESCO divested 60% of LADD to Deutsch and entered into a 40/60 Joint Venture with Deutsch. Deutsch paid WESCO aggregate consideration of $75 million, consisting of $60 million in cash and a $15 million promissory note. In addition, Deutsch was granted an option to acquire WESCO's remaining 40% interest after January 1, 2010, with a minimum purchase price of $40 million, and a maximum price of $50 million, as determined by a multiple of trailing earnings. Subsequent Event: On April 30, 2010, Deutsch notified WESCO of its intent to acquire WESCO's remaining 40% interest in LADD. As of March 31, 2010 WESCO's book value of its LADD Joint Venture interest is $43.4 million. Based on an estimated purchase price of $40 million, the transaction will result in a $3.4 million non-cash charge to first quarter 2010 operating results.

LADD Joint Venture Financial Impact Sales No impact to Q1 results GM No impact to Q1 results SG&A Non-cash charge of $3.4 million increasing Q1 SG&A to $183 million Other Income No impact to Q1 results; joint venture equity income will continue until the transaction closing, which is expected to occur in May. Q1 equity income was $2.5 million Tax Rate Q1 increased by 0.2% to 29.5%; adjusted due to non-cash charge of $3.4 million; no impact on subsequent quarters Net Income Q1 decreased $2.5 million to $19.2 million; adjusted due to non-cash charge EPS Q1 decreased $0.06 per share to $0.44 per diluted share; no change in diluted share count Operating Cash Flow No impact to Q1 results